Exhibit 10.3

October 1, 2020

Mr. Daniel Hanbridge

[Redacted]

Dear Dan,

Reference is made to (i) the amended employment terms letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of January 6, 2020 (the “Amended Terms”), and (ii) the letter amendment to the Amended Terms dated as of June 3, 2020 (the “Amendment”, and together with the Amended Terms, the “Agreement”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Agreement.

This letter amends the Agreement as follows:

1.	The Parties acknowledge and agree that the Reduction Period (as defined in the Amendment) shall continue through September 30, 2020, and that, effective as of October 1, 2020, your Annual Base Salary shall return to $250,000 per year. Accordingly, you acknowledge and agree that the Difference (as defined in the Amendment) is equal to $25,000.

This letter represents the entire understanding of you and the Company with respect to the Agreement. Except as specifically amended and/or modified by this letter, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this letter, including, without limitation, Section 5 of the Amended Terms titled Employee Status. For the avoidance of doubt, nothing herein shall be construed as to modify your status as an “at-will” employee of the Company.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

/s/ David Conn
David Conn
Chief Executive Officer

Accepted and agreed this 1st day of October 2020 by:

/s/ Dan Hanbridge
Dan Hanbridge